Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
April 30, 2014

Thank you, Gail and good morning everyone.

I am very pleased with our record financial results for the first quarter, which was enhanced by a large sale of railcars from our lease fleet. Our businesses did an outstanding job of driving operating leverage and efficiencies to the bottom line. We are also making good progress in the business development area. We completed three acquisitions during the first quarter within our Energy Equipment Group. These activities built upon the positive momentum already occurring within our company.

Our Rail Group generated record financial results in the 1st quarter, and significantly increased its order backlog. I am pleased with the Group’s ability to continue improving its performance while converting manufacturing space, making line changeovers, and collaborating with Trinity’s internal supply chain to maximize profitability.

Our Railcar Leasing and Management Services Group delivered another quarter of solid operating results. In addition, they did a good job completing the railcar transaction I mentioned earlier.

I am pleased with our Inland Barge Group’s financial performance during the lst quarter. They obtained orders during the lst quarter that were crucial to filling gaps in their production lines for the balance of the year.

Our Construction Products Group continues to make good progress improving its overall performance resulting from the repositioning activities we completed last year.

The 1st quarter financial performance of our Energy Equipment Group continued to show improvement year-over-year. I am pleased with this group’s efforts to expand its product offerings.

Today, Trinity is uniquely positioned to provide a variety of transportation and storage products to the oil, gas and chemicals industries. Our Railcar, Barge, and Energy Equipment Groups have very high-quality products to serve the demand in these industries. We will continue to leverage our resources to pursue opportunities to expand our product offerings and extend our market leadership positions.

Trinity’s financial performance during the 1st quarter demonstrates the progress we are making in attaining our corporate vision of becoming a premier diversified industrial company. Our strong financial results were supported by the successful execution of our corporate business model, which generates value by leveraging the strengths of the businesses within our portfolio. Many of Trinity’s businesses receive, share, and generate value through various interactions with one another. I am very pleased with the way our businesses are collaborating to generate strong financial results for our company. I am very proud of our people whose capabilities and hard work enabled us to realign our manufacturing capacity to meet strong demand for our products that support the energy industry.

Our short term priorities during the next year are to:

•	operate our company on lean principles while providing superior products and services to our customers

•	create shareholder value through a variety of organic initiatives

•	acquire and successfully integrate industrial manufacturing businesses into our portfolio and

•	conduct railcar leasing and other asset transactions that provide incremental earnings

Today, Trinity is in a strong position with backlogs of orders in our major businesses that enable us to continue to generate operating efficiencies. Our future is bright. Our financial health has never been better and we have a great deal of positive momentum occurring within our company.

I’ll now turn it over to Bill for his comments.